EXHIBIT 99.1
                                                                    ------------

NEWS
FOR IMMEDIATE RELEASE
=====================


                    BOSTON SCIENTIFIC ANNOUNCES ENHANCEMENTS
                        TO U.S. EMPLOYEE RETIREMENT PLAN


            COMPANY TO PROVIDE ONE-TIME SUPPLEMENT TO 401(k) ACCOUNTS
                 AND INCREASE LEVEL OF ITS MATCHING CONTRIBUTION



Natick, MA (September 28, 2004) -- Boston Scientific Corporation (NYSE: BSX) today announced that it will make a special one-time contribution to the Company's U.S. 401(k) Retirement Savings Plan. All eligible employees will receive the supplement, which will be apportioned based on pay and years of service. Boston Scientific also announced that beginning in January 2005, the Company will increase the amount it matches when employees make a pre-tax contribution to the 401(k) plan, from four percent to six percent of pay.

"We are very pleased to be in a position to enhance our 401(k) plan, which is the primary vehicle used by U.S. employees to save for retirement," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "We view retirement savings as a partnership between employees and the Company. The supplement and increased contribution announced today, as well as earlier increases in the Company's matching contribution, will help our employees and their families plan for the future."

Employees will receive their share of the special contribution in their 401(k) accounts during the second quarter of 2005. The Company anticipates that the retirement supplement will result in a charge to earnings for the third quarter of approximately $110 million.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with the Company's overall business strategy and other factors described in the Company's filings with the Securities and Exchange Commission.

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